Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 26, 2020

To the Board of Directors and Stockholders

Alta Equipment Holdings, Inc.

We consent to the inclusion in this registration statement on Form S-1 of our report dated December 13, 2019, on our audits of the consolidated financial statements of Alta Equipment Holdings, Inc. and Subsidiaries as of, and for the years ended, December 31, 2018 and 2017. We also consent to the references to our firm under the captions “Experts” and “Selected Financial Data.” (We also agree to the reference to us under the heading “Independent Auditors” in the Offering Statement.)

/s/ George Johnson & Company

CERTIFIED PUBLIC ACCOUNTANTS

Detroit, Michigan